Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Endeavour International Corporation:

We consent to the use of our report dated March 7, 2012, except as to Note 25, which is as of January 29, 2013, with respect to the consolidated balance sheets of Endeavour International Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, incorporated herein by reference to the Form 8-K of Endeavour International Corporation dated January 29, 2013, and to the reference to our firm under the heading “Experts” in the prospectus. We also consent to the use of our report dated March 7, 2012 with respect to the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference to the December 31, 2011 annual report on Form 10-K of Endeavour International Corporation.

Our report with respect to the consolidated financial statements refers to changes in Endeavour International Corporation’s method of estimating oil and gas reserves.

/s/ KPMG LLP

Houston, Texas

January 29, 2013